Exhibit (j)(3)

SECURITIES INTERMEDIARY AGREEMENT

Dated as of December 10, 2025

by and among

Franklin BSP Private Credit Fund

as Customer,

and

JPMorgan Chase Bank, N.A.,

as Securities Intermediary

This Securities Intermediary Agreement is made on December 10, 2025(this “Agreement”), between Franklin BSP Private Credit Fund (the “Customer”), and JPMorgan Chase Bank, N.A., as securities intermediary (in such capacity, the “Securities Intermediary”).

W I T N E S S E T H:

WHEREAS, the Securities Intermediary acts as securities intermediary for U.S. commercial paper obligations (“Obligations”) issued from time to time by issuers (each, an “Issuer”) pursuant to one or more note issuance agreements (each, a “Note Issuance Agreement”) between the applicable Issuer and J.P. Morgan Securities LLC, as agent (in such capacity, the “Agent”), in the form of one or more master notes registered in the name of the Securities Intermediary (any such master note, a “Master Note”);

WHEREAS, the Securities Intermediary will create and maintain security entitlements in respect of the Obligations for the benefit of its customers;

WHEREAS, the Securities Intermediary shall create a “token” that constitutes a record of the foregoing security entitlements in respect of the Obligations (such record, the “USCP Token”) on the Solana blockchain network (“Solana”);

WHEREAS, the USCP Token shall include a record of security entitlements in respect of the Obligations, which will be reflected in Solana “token accounts” (each such recorded balance, a “USCP Token balance” and each such token account a “USCP Token Account”) attributed to individual Solana blockchain addresses (each such blockchain address, a “Blockchain Address”);

WHEREAS, each stablecoin issuer listed on Annex 1 hereto has created a stablecoin “token” (each, a “Stablecoin Token”) on Solana;

WHEREAS, each Stablecoin Token records balances in Solana “token accounts” (each such balance, a “Stablecoin Token balance” and each such token account a “Stablecoin Token Account”) attributed to individual Blockchain Addresses;

WHEREAS, all payments in connection with the Obligations, including at issuance, redemption or maturity, will be made in the form of transfers of Stablecoin Token balances;

WHEREAS, the Customer wishes to appoint the Securities Intermediary to provide certain services with respect to the Obligations, including (i) the maintenance of security entitlements for the benefit of the Customer in respect of Obligations (or interests therein) purchased by the Customer and represented by any Master Note registered in the name of the Securities Intermediary and (ii) the administration of any USCP Token balances that record security entitlements held by the Customer, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.            Custody of Master Notes.The Customer hereby acknowledges that the Securities Intermediary will hold any Master Note representing Obligations in respect of which the Customer has acquired a security entitlement in the JPMorgan Chase Bank, N.A. vault.

2.             Appointment of Securities Intermediary; Securities Accounts.

(a)            The Securities Intermediary shall treat the USCP Token balance attributed to a Blockchain Address of Customer specified in Annex 2 hereto as an acknowledgment that Customer has a “Security Entitlement” (within the meaning of Section 8-102 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time (the “UCC”)) against the Securities Intermediary with respect to the Obligations in a principal amount corresponding to the USCP Token balance attributed to the Blockchain Address of Customer.

(b)           Customer hereby appoints the Securities Intermediary to act as its Securities Intermediary and agent with respect to the maintenance of such Security Entitlements in respect of any Obligations purchased by the Customer from time to time, and the Securities Intermediary hereby accepts such appointment and agrees to treat the Customer as the sole “Entitlement Holder” (within the meaning of Section 8-102 of the UCC) in respect of such Obligations. The Securities Intermediary shall have the powers and authority granted to and conferred upon it in this Agreement and such further powers and authority to act on behalf of the Customer as may be mutually agreed upon by the Customer and the Securities Intermediary. For the avoidance of doubt, the term “Securities Intermediary” shall be deemed to include any successor of the Securities Intermediary pursuant to Section 8(n)8(n) hereof.

(c)            Customer and the Securities Intermediary agree that the arrangement whereby the Securities Intermediary shall treat the USCP Token balance attributed to the Blockchain Address of the Customer as an acknowledgment that the Customer has a Security Entitlement against the Securities Intermediary with respect to the Obligations in a principal amount corresponding to the USCP Token balance attributed to the Blockchain Address, which shall constitute a “Securities Account” (within the meaning of Section 8-501 of the UCC), and the Securities Intermediary is a “Securities Intermediary” (within the meaning of Section 8-102 of the UCC) and is acting in such capacity with respect to each such Securities Account, and that each Instruction (as defined herein) submitted in accordance with Section 3(b) or Section 4(a) constitutes an “Entitlement Order” (within the meaning of Section 8-102 of the UCC) to the Securities Intermediary in respect of the relevant security entitlement.

(d)            Upon the receipt of any Instructions submitted in accordance with Section 3(b) or Section 4(a), the Securities Intermediary shall cause the applicable USCP Token balances to be updated, and the Securities Intermediary hereby agrees that the updating of such USCP Token balances shall constitute an acknowledgement by the Securities Intermediary of the updated Security Entitlements in respect of the Obligations against it after giving effect to such Instructions.

(e)            Notwithstanding anything to the contrary in this Agreement, the Securities Intermediary may transfer, redeem, freeze, create or cancel USCP Token balances, in all cases, solely to the extent necessary, (i) to remedy any administrative or clerical error, (ii) if Customer confirms a breach of, or unauthorized access to, its systems (including with respect to any Blockchain Addresses listed in Annex 2), or (iii) to comply with any statute, treaty, rule, regulation or law (including common law), or any decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity applicable to the Securities Intermediary or its affiliates (collectively, “Applicable Law”). The Securities Intermediary will provide notice of any such actions to Customer when reasonably practicable and not contrary to Applicable Law.

3.             Purchase and Sale of Obligations.

(a)            Prior to the creation of any USCP Tokens in respect of Obligations issued pursuant to one or more Master Notes, the Securities Intermediary shall have received such Master Notes registered in the name of the Securities Intermediary and duly executed by the Issuer of such Obligations and authenticated pursuant to the applicable Note Issuance Agreement.

(b)            With respect to Obligations issued by any Issuer from time to time, prior to the applicable Issuance Time (as defined below), the Securities Intermediary or its agent shall have received (i) an instruction from the applicable Issuer (the “Issuance Instruction”) to create a USCP Token balance equal to the aggregate principal amount of such Obligations in the USCP Token Account of the Issuer; (ii) an instruction from the applicable Issuer to subsequently transfer such USCP Token balance from the USCP Token Account of the Issuer to the USCP Token Account of each purchaser of the Obligations, including the Customer, in an amount equal to the principal amount of the Obligations being purchased by each purchaser (the “USCP Transfer Instruction”); and (iii) an instruction from the Customer to transfer, at the Issuance Time, a Stablecoin Token balance in the amount specified in such instruction from the Stablecoin Token Account of the Customer to the Stablecoin Token Account of such Issuer

(the “Stablecoin Transfer Instruction”).

(c)            If (x) the Securities Intermediary shall have received an Issuance Instruction, a USCP Transfer Instruction and a Stablecoin Transfer Instruction and (y) each of the Issuer and the Customer provided the Securities Intermediary an “Approve Delegate” instruction on Solana at the Blockchain Address listed in Annex 3 hereto to transfer USCP Token balances and Stablecoin Token balances, at or prior to 1:00 p.m. New York time on the date of the issuance of any Obligations by an Issuer (such date and time with respect to each issuance of Obligations, the “Issuance Time”), the Securities Intermediary will simultaneously effectuate (x) pursuant to the Stablecoin Transfer Instruction, the transfer of Stablecoin Token balances from the Stablecoin Token Account of the Customer to the Stablecoin Token Account of such Issuer and (y) pursuant to the applicable USCP Transfer Instruction, the transfer of USCP Token balances from the USCP Token Account of such Issuer to the USCP Token Account of the Customer and each other purchaser.

(a)            The Customer hereby makes, and as part of each Stablecoin Transfer Instruction delivered by the Customer in connection with any purchase by the Customer of Obligations, or a beneficial interest in Obligations, issued by the Issuer from time to time pursuant to one or more Master Notes, the Customer shall reaffirm, in each case, for the benefit of each of JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Issuer, each of the representations and warranties set forth in Annex 4 hereto.

(b)           It will be the responsibility of the Customer to (i) provide the correct Approve Delegate instruction on Solana and (ii) monitor its Stablecoin Token Account in connection with any Obligations it has agreed to purchase pursuant to a Stablecoin Transfer Instruction to ensure its Stablecoin Token Account contains a Stablecoin Token balance equal to or greater than the applicable purchase price prior to the Issuance Time to complete the Stablecoin Transfer Instruction.

4.             Settlement at Maturity or Redemption of Obligations.

(a)            Prior to the Maturity Time (as defined below) with respect to any Obligations, the applicable Issuer shall issue an Instruction to the Securities Intermediary to, on such Maturity Date, transfer a Stablecoin Token balance from the Stablecoin Token Account of such Issuer to the Stablecoin Token Account of the Customer in an amount sufficient to pay principal and interest, if any, due on such Maturity Date with respect to the Obligations credited to the Customer’s Securities Account with the Securities Intermediary as reflected in the USCP Token balances in Customer’s USCP Token Account immediately prior to maturity or redemption, as applicable (the “Redemption Instruction”).

(b)            If the Securities Intermediary shall have received a Redemption Instruction at or prior to 1:00 p.m. New York Time (the “Maturity Time”) on the maturity date of any Obligations or, if applicable, the date of the redemption of any Obligations pursuant to the terms thereof (each such date, a “Maturity Date”), the Securities Intermediary will simultaneously (x) effectuate, pursuant to the applicable Redemption Instruction, the transfer of a Stablecoin Token balance in the amount specified in such Instruction from the Stablecoin Token Account of the applicable Issuer to the Stablecoin Token Account of the Customer and (y) reduce the USCP Token balance in the USCP Token Account of Customer to zero, which shall reflect the extinguishment of the Customer’s Security Entitlement in respect of the Obligations thus redeemed

(c)            Customer acknowledges that, notwithstanding anything to the contrary in this Agreement, so long as the applicable Issuer takes all commercially reasonable efforts to fund its Stablecoin Token Account on or prior to any applicable payment date with Stablecoin Token balances in an amount that shall be sufficient to make the payment becoming due on such payment date and takes all commercially reasonable efforts to deliver an instruction to initiate the transfer of Stablecoin Token balances in such amounts, on a pro rata basis, from the Stablecoin Token account of the Issuer to the Stablecoin Token Account of each Customer holding USCP Token balances as of such payment date, if the Issuer is unable to transfer such funds or deliver such an instruction on the applicable payment date due to a failure or disruption in the Issuer’s ability to issue the Instruction as a result of issues with the connection between the Issuer and Solana or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, issues caused by Solana network congestion, software bugs, protocol changes, or regulatory changes or enforcement actions impacting Solana’s operations or token usage, the transfer of such funds and the delivery of such instruction, then such failure to make a payment shall not constitute a default with respect to the applicable Obligations. In addition, if the Issuer submits an Instruction to the Securities Intermediary to initiate the transfer of Stablecoin Token balances in such amounts, and the Securities Intermediary is unable to process that Instruction because the Securities Intermediary determines that such instruction violates Applicable Law or market practice, then such a failure to make a payment shall not constitute a default with respect to the applicable Obligations. If such an event occurs, the Issuer shall be responsible for continuing to take all commercially reasonable efforts to fund its Stablecoin Token Account and for delivering an instruction to initiate the transfer of the Stablecoin Token balances to each applicable Customer as promptly as practicable. If the Issuer remains unable to perform these actions for thirty (30) consecutive business days after the applicable payment date, then the Issuer shall seek an alternative form of payment to satisfy the payment obligation due to each Customer.

5.             Instructions.

(a)           The Customer has delivered to the Securities Intermediary a certificate substantially in the form of Exhibit A (an “Authorization Certificate”) identifying and certifying the incumbency and specimen signatures of officers, employees, dealers or others (together with the Authorized Officers, “Authorized Representatives”) authorized to act, and to give and receive instructions, including Instructions, and notices on behalf of the Customer hereunder. The Customer agrees to provide the Securities Intermediary with a revised Authorization Certificate when and as required by changes in authorization of personnel. Until the Securities Intermediary receives a subsequent Authorization Certificate, the Securities Intermediary shall be entitled to conclusively rely on the last Authorization Certificate delivered to it for purposes of determining such person’s Authorized Officers and Authorized Representatives.

(b)           The term “Instruction” shall mean a message, in form and substance acceptable to the Securities Intermediary, purporting to be from an Authorized Representative of the Customer received by the Securities Intermediary prior to 1:00 p.m. New York time on the date such Instruction is required to be delivered pursuant to Section 3(b) or 4(a), as applicable. For purposes of this Agreement, “Instructions” include any Instructions delivered pursuant to Section 3(b) or Section 4(a) by the Customer. If an Instruction is received by the Securities Intermediary on a day that is not a Business Day or after 1:00 p.m. New York time on a Business Day, the Securities Intermediary may perform the actions specified in such Instruction on a best efforts basis but may perform the actions specified in such Instruction on the Business Day after the date specified in this Agreement. “Business Day” is any day which is not a Saturday, Sunday or a day on which commercial banking institutions in the Securities Intermediary is open for business in the City of New York are authorized or obligated by law to close.

(c)            The Securities Intermediary need not act upon Instructions that it reasonably believes are contrary to Applicable Law or market practice. The Securities Intermediary is under no duty to investigate whether any Instructions comply with Applicable Law or market practice. The Securities Intermediary is under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event that Securities Intermediary does not act upon such Instructions, Securities Intermediary will notify the Customer where reasonably practicable.

(d)            Notwithstanding anything to the contrary in this Agreement, the Customer acknowledges and agrees that the Securities Intermediary may act upon any Instruction without any duty to make any inquiry regarding the genuineness of such Instructions, provided that such Instruction appears on its face to have been sent by an Authorized Representative of the Customer (as determined in good faith by the Securities Intermediary).

(e)            The Customer will indemnify the Securities Intermediary, its officers, directors, employees and agents for, and hold them harmless against, any loss, liability, action, suit, judgment, demand, damage, cost or expense, incurred by, or asserted against the Securities Intermediary as a result of any action or omission taken in accordance with any Instruction. The Customer hereby agrees that the Securities Intermediary will be fully protected for acting upon an Instruction, even if it subsequently receives a contrary Instruction.

(f)             Notwithstanding anything to the contrary in this Agreement, if the Securities Intermediary is instructed by the applicable Issuer or its agent to surrender any Master Note in connection with any exchange of such Master Notes into certificated notes pursuant to the terms of the applicable Note Issuance Agreement, or at redemption or maturity, the Securities Intermediary will (i) surrender such Master Note to the applicable Issuer or the Agent for cancellation, (ii) notify the Agent that it has surrendered such Master Note, (iii) if requested by the Agent, provide the Agent with the names, addresses and amounts of Obligations with respect to which each holder, including the Customer, holds Security Entitlements, as recorded on Solana and (iv) deliver any such certificated notes to such holders, including the Customer.

6.             Solana Forks and Canonical Determinations.

The Customer acknowledges that, as a result of the decentralized and open-source nature of Solana, third parties unaffiliated with the Securities Intermediary may create alternative versions of the underlying blockchain (“Forks”). Without limiting Section 8, in the event of a Fork or other modification of Solana, the Securities Intermediary may, in its sole discretion, suspend or restrict the services it provides hereunder for any period, (“Unavailability Period”). The Unavailability Period may occur without prior notice to the Customer, and during this time, the Customer may be unable to conduct view or access its USCP Token balances. The Securities Intermediary shall, in its sole discretion, determine which Fork, if any, it will support and shall bear no responsibility or liability for any losses, damages, or claims arising from the Customer’s inability to access its USCP Token balances during any period of the Unavailability Period. The Securities Intermediary will provide notice to Customer following any such determination when reasonably practicable and not contrary to Applicable Law.

The Securities Intermediary shall determine, in its sole discretion, which version of Solana, if any, it will support as the canonical chain for purposes of recognizing USCP Token balances and processing transfers of USCP Token balances and Stablecoin Token balances. The Customer acknowledges and agrees that only USCP Token balances recorded on the canonical chain, as determined by the Securities Intermediary, shall be recognized by the Securities Intermediary. The Securities Intermediary shall bear no responsibility or liability for any losses, damages, or claims related to access limitations or the Customer’s inability to initiate any transfers of USCP Token or Stablecoin Token balances on any non-canonical chain. The Securities Intermediary will provide notice to Customer following any such determination when reasonably practicable and not contrary to Applicable Law.

7.             Representations and Warranties of Customer. The Customer represents and warrants that:

(a)            The Customer is a duly organized and validly existing statutory trust in good standing under the laws of Delaware and has the statutory power and authority to own its property, to carry on its business as presently being conducted, to execute and deliver this Agreement and to perform and observe the conditions hereof and thereof.

(b)            This Agreement has been duly and validly authorized, executed and delivered by the Customer and constitutes the legal, valid and binding agreement of the Customer.

(c)            No consent or action of, or filing or registration with, any governmental or public regulatory body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of this Agreement.

(d)            The Customer has good and valid legal title to the Stablecoin Token balances in each of its Stablecoin Token Accounts specified in any Stablecoin Transfer Instruction, free and clear of all liens, encumbrances, equities or adverse claims.

(e)           The Customer implements and maintains industry standard security controls and policies designed to prevent unauthorized access to its systems and to prevent unauthorized communications. These controls shall include, without limitation, access controls, encryption, network security, monitoring, incident response procedures, and employee training. The Customer shall periodically assess and update its security controls and policies to ensure ongoing effectiveness and compliance with applicable laws and regulations.

8.             Conditions of Securities Intermediary’s Obligations.The Securities Intermediary accepts its appointment hereunder and its obligations set forth herein upon the terms and conditions hereof, including the following, to all of which the Issuer agrees:

(a)            The Customer hereby agrees to indemnify the Securities Intermediary, its officers, directors, employees and agents for, and to hold it harmless against, any loss, liability, action, suit, judgment, demand, damage, cost or expense, including advertising and postage expenses, and the reasonable and documented fees and expenses of counsel, incurred by, or which may be made against it, without gross negligence, willful misconduct or fraud on its part, arising out of or that are in any way related to this Agreement in connection with its acting as Securities Intermediary hereunder. The Securities Intermediary shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement, email, facsimile or other paper or document reasonably believed by it, in good faith and without gross negligence, to be genuine and to have been presented, signed or sent by an Authorized Representative of the Customer, including, but not limited to, Instructions received pursuant to Section 3(b) or Section 4(a), as applicable. In the case of loss of property caused by the Securities Intermediary’s gross negligence or willful misconduct in connection with the services provided hereunder, the Securities Intermediary’s liability for lost property shall be limited to the market value thereof at the date of the discovery of such loss. The Securities Intermediary shall not have any responsibility to make any investigation into the facts or matters stated in any notice, direction, consent, certificate, affidavit, statement, email, facsimile or other paper or document furnished to it (including any Instruction). The Securities Intermediary is entitled to do nothing, without liability, if conflicting, unclear or equivocal instructions are received. The obligations of the Customer under this Section 8(a) shall survive payment of the Obligations, the resignation or removal of the Securities Intermediary or the termination of this Agreement and any termination under any bankruptcy law.

(b)            Customer represents and warrants that the Blockchain Address listed in Annex 2 is held for the Customer’s benefit by a designated custodian, and the Securities Intermediary shall have no responsibility to verify the accuracy of any such Blockchain Address or Stablecoin Token Account, in any Instruction or in any other notice, direction, consent, certificate, affidavit, statement, email, facsimile or other paper or document reasonably believed by it, in good faith and without gross negligence, to be genuine and to have been presented, signed or sent by an Authorized Representative of the Customer (each such Blockchain Address or Stablecoin Token Account, a “Customer Account”); and the Securities Intermediary shall incur no liability for or in respect of any loss, liability, action, suit, judgment, demand, damage, cost or expense as a result of USCP Token balances or Stablecoin Token balances being recorded in or sent to a Customer Account, including in the event such Customer Account has been compromised or the Customer has provided an incorrect account address. Notwithstanding anything to contrary herein, Securities Intermediary may reject any Blockchain Address listed in Annex 2 if it determines, in its sole discretion, that it cannot support such Blockchain Address, provided that the rejection by Securities Intermediary of any Blockchain Address shall have no effect with respect to Customer’s Security Entitlement against the Securities Intermediary with respect to the Obligations.

(c)            In acting under this Agreement, the Securities Intermediary is acting solely as custodian and as securities intermediary for the Customer and does not assume any obligation towards or relationship of trust for or with the Customer and does not assume any obligation towards or relationship of agency for or with the Customer other than as custodian and as securities intermediary for the Customer.

(d)            The Securities Intermediary may consult with counsel satisfactory to it and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith, without gross negligence and in accordance with such advice or opinion.

(e)            The Securities Intermediary shall not be under any liability for interest on any moneys received by it pursuant to any of the provisions of this Agreement.

(f)             The Securities Intermediary shall not be under any liability for any losses due to any failure or disruption of Solana.

(g)            The Securities Intermediary does not make any representation (other than with respect to itself) as to the validity or sufficiency of this Agreement, except for the due authorization, execution and delivery of this Agreement by the Securities Intermediary. The Securities Intermediary shall not be accountable for the use or application by the Customer of any of the Obligations, USCP Token balances, Stablecoin Token balances or the proceeds thereof.

(h)            The Securities Intermediary, its officers, employees and agents shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement, none of which shall be considered fiduciary in nature, and no implied duties or obligations shall be read into this Agreement against them.

(i)             In no event shall the Securities Intermediary be responsible or liable for any loss or damage except to the extent caused by its gross negligence, fraud or willful misconduct. The Securities Intermediary shall not be liable for any failure to purchase any Obligations at any Issuance Time as a result of insufficient Stablecoin Token balances in the Stablecoin Token Account of the Customer, or for any failure to pay principal or interest, if any, on any Obligations as a result of insufficient Stablecoin Token balances in the Stablecoin Token Account of an Issuer. Notwithstanding the foregoing, in no event shall Securities Intermediary be responsible or liable to any person or entity for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action8(a)8(a) .

(j)             None of the provisions of this Agreement shall be construed to require the Securities Intermediary to expend or risk its own funds or otherwise to incur any financial liability in the performance of any of its duties hereunder or thereunder.

(k)             The Securities Intermediary may execute any of the powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

(l)             In no event shall the Securities Intermediary be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond their control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics or epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, issues caused by Solana network congestion, software bugs, protocol changes, and regulatory changes or enforcement actions impacting Solana’s operations or token usage, any acts or omissions of any third party, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of Securities Intermediary or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to Securities Intermediary’s gross negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or any other cause beyond the reasonable control of Securities Intermediary (including, without limitation, the non-availability of appropriate foreign exchange) .

(m)           Whenever in the administration of this Agreement the Securities Intermediary shall deem it desirable that a matter of fact be proved or established prior to taking, suffering or omitting any action hereunder, the Securities Intermediary, unless other evidence be herein specifically prescribed, may rely upon a certificate signed by an Authorized Representative of the Customer and delivered to the Securities Intermediary as to such matter of fact.

(n)            Any corporation or entity into which the Securities Intermediary may be merged or converted or any corporation or entity with which the Securities Intermediary may be consolidated or any corporation or entity resulting from any merger, conversion or consolidation to which the Securities Intermediary shall be a party or any corporation or entity succeeding to all or substantially all of the distributed ledger technology business of the Securities Intermediary shall be the successor to the Securities Intermediary hereunder (provided that such corporation or entity shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto.

9.              Termination. This Agreement may be terminated by either party hereto at any time that the Customer does not hold a beneficial interest in any Obligations upon written notice of to the other party. In addition, the Securities Intermediary may terminate this Agreement at any time (i) to the extent required to comply with Applicable Law or any changes in Applicable Law, as determined by Securities Intermediary in its sole discretion, (ii) if issues caused by Solana network congestion, software bugs, protocol changes, or regulatory changes or enforcement actions impacting Solana’s operations or token usage make it impractical, as determined by Securities Intermediary in its sole discretion, for Securities Intermediary to continue providing its services under this Agreement, or (iii) if Solana is unavailable for 30 straight calendar days. The Securities Intermediary will provide notice to Customer of such termination when reasonably practicable and not contrary to Applicable Law.

10.	Amendments

(a)            The Customer and the Securities Intermediary may amend or supplement this Agreement from time to time in a writing or writings duly executed by the duly authorized representatives of the Customer and the Securities Intermediary. The Securities Intermediary may, but shall not be obligated to, enter into any such amendment which adversely affects the Securities Intermediary’s own rights, duties, immunities or indemnities under this Agreement or any document contemplated hereby to which the Securities Intermediary is a party.

(b)            The Securities Intermediary may amend or supplement this Agreement from time to time without consent of the Customer to the extent necessary or desirable due to any technical changes to Solana or to comply with Applicable Law. The Securities Intermediary will provide notice to the Customer of any such amendment when reasonably practicable and not contrary to Applicable Law.

11.            Payment of Taxes

The Customer acknowledges that each Issuer of Obligations shall be responsible for paying all stamp, issuance, transfer, registration, documentary or similar taxes and duties, if any, to which, under the laws of the United States of America, the original issuance of such Obligations to the initial holders thereof may be subject.

12.            Right to Withhold. Notwithstanding any other provision of this Agreement, the Securities Intermediary shall be entitled to make a deduction or withholding from any payment it makes in respect of any Obligations for or on account of any taxes, if and only to the extent so required by Applicable Law (as determined in the Securities Intermediary’s reasonable discretion), in which event the relevant entity shall make such payment net of any applicable deduction or withholding and shall account to the relevant authority within the time allowed for the amount so deducted or withheld. Any deducted or withheld amounts shall be treated for all purposes as having been paid to the party in respect of which the relevant deduction or withholding was made. If, after any payment is made without deduction or withholding for taxes, it is subsequently determined that such deduction or withholding was required by Applicable Law, the recipient of such payment shall, upon demand, promptly pay to the Securities Intermediary an amount equal to the amount that should have been deducted or withheld (including any related liability for interest, but excluding any related liability for penalties) and the Securities Intermediary shall deposit that amount with the relevant authority to the extent it has not done so previously.

13.            Illegality Language. Notwithstanding anything else herein contained, the Securities Intermediary may refrain without liability from taking any action that would, in the opinion of counsel, be contrary to any law of the United States of America or any jurisdiction forming a part of it, or any regulation of any agency of any such state or jurisdiction applicable to the Securities Intermediary and may without liability take any action which is, in the opinion of counsel, necessary for the Securities Intermediary to comply with any such law, directive or regulation, applicable to the Securities Intermediary. To the extent not prohibited by law, the Securities Intermediary will inform the Issuer as soon as reasonably practicable of any actions it refrains to take.

14.            Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and:

if sent to the Customer, delivered or sent via email and confirmed at:

Franklin BSP Private Credit Fund

c/o Benefit Street Partners L.L.C.

One Madison Avenue

New York, NY 10010

Attn: BSP Legal

Email: BSPLegal@benefitstreetpartners.com

if sent to the Securities Intermediary, delivered or sent via email and confirmed at:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attn: Jenny Ricot

Email: jennifer.ricot@jpmorgan.com

(or such other address as shall be specified in writing by the Securities Intermediary or the Customer).

Notices given by mailing, publication or electronic delivery will be deemed given on the date on which mailing, publication or electronic delivery is made.

15.            Governing Law.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state without regard to conflicts of law principles thereof. The jurisdiction (within the meaning of Section 8-110 of the UCC) of the Securities Intermediary in respect of each Securities Account is the State of New York.

(b)           Any legal suit, action or proceeding arising out of or based upon this Agreement (“Related Proceedings”) may be instituted in any U.S. federal or New York state court in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding; provided, however, that such submission of jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed a general submission to the jurisdiction of such courts or any other courts than for such purpose. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(c)            Service of any process, summons, notice or document by mail to such party’s address set forth in Section 14 hereof shall be effective service of process for any Related Proceeding brought in any Specified Court.

16.            Waivers

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ANY RIGHT TO A STATUTORY PREJUDGMENT INTEREST A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). TO THE EXTENT THAT IN ANY JURISDICTION CUSTOMER MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, CUSTOMER WILL NOT CLAIM, AND IT HEREBY IRREVOCABLY WAIVES, SUCH IMMUNITY.

17.           Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts (which may include counterparts delivered by any standard form of electronic communication or telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the United States Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

18.            Separability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

19.            Effect of Headings and Table of Contents; Exhibits and Schedules. The Section headings are for convenience only and shall not affect the construction of this Agreement. All Exhibits to this Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Agreement. The words “herein,” “hereof” and “hereunder” are used in this Agreement to refer to this Agreement as a whole and not to any individual part of this Agreement, unless otherwise expressly provided herein.

20.           Successors and Assigns. Neither this Agreement nor any right or obligation created hereunder may be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the written consent of the other party except that Securities Intermediary may assign this Agreement without the consent of any other party (a) to any affiliate or subsidiary of Securities Intermediary, or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of Securities Intermediary’s business. All covenants and agreements in this Agreement by a party shall bind its successors and permitted assigns, if any, whether so expressed or not.

21.           Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Intermediary Agreement as of the date first above written.

Franklin BSP Private Credit Fund, as Customer

By:	/s/ Chris Zikakis

Name:	Chris Zikakis

Title:	Authorized Signatory

[Signature Page to Securities Intermediary Agreement]

JPMorgan Chase Bank, N.A., as Securities Intermediary

By:	/s/ Sagar M. Patel
Name:	Sagar M. Patel
Title:	Executive Director

[Signature Page to Securities Intermediary Agreement]

Exhibit A

FORM OF AUTHORIZED CERTIFICATE FOR AUTHORIZED

REPRESENTATIVES

FRANKLIN BSP PRIVATE CREDIT FUND

Pursuant to the Securities Intermediary Agreement by and among Franklin BSP Private Credit Fund and JPMorgan Chase Bank, N.A., as securities intermediary, dated as of December 10, 2025, (the “Agreement”), the Authorized Officer(s) of the Franklin BSP Private Credit Fund (the “Customer”) authorize and so direct the Securities Intermediary to execute all Instructions made pursuant to the provisions of the Agreement purporting to be from any one of the officers, employees, dealers or others (together with the Customer’s Authorized Officers (as defined in the Agreement), “Authorized Representatives”) listed below and such Authorized Officer(s) represent that said list has not been amended, modified or revoked and is in full force and effect on December 10, 2025. Subject to the foregoing, the Authorized Representatives are:

Name	Title	Signature
Chris Zikakis	Authorized Signatory	/s/ Chris Zikakis

IN WITNESS THEREOF, I have hereunder signed my name.

Franklin BSP Private Credit Fund
(“Customer”)

/s/ Chris Zikakis
Authorized Officer’s Signature

Name:	Chris Zikakis

Title:	Authorized Signatory

Date:	12/10/2025

Authorized Officer’s Signature

Name:
Title:
Date:

[Authorized Persons Signature Page]

Annex 1

[Stablecoin Issuers:]

Annex 2

[Blockchain Address of Customer]

Annex 3

[Blockchain Address of Securities Intermediary]

Annex 4

[CUSTOMER REPRESENATIONS]